      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2002 POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8 TO FORM S-4
                                 (NO. 333-51903)

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                           COMPAQ COMPUTER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                   ----------
            DELAWARE                                            76-0011617
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)
                               3000 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
                                   ----------

               COMPAQ COMPUTER CORPORATION 1998 STOCK OPTION PLAN

  COMPAQ COMPUTER CORPORATION 1998 FORMER NON-EMPLOYEE REPLACEMENT OPTION PLAN
                            (FULL TITLE OF THE PLAN)
                                   ----------
                                 ANN O. BASKINS
                                    SECRETARY
                           COMPAQ COMPUTER CORPORATION
                               3000 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

  CHARLES N. CHARNAS, ESQ.                           MARTIN W. KORMAN, ESQ.
  HEWLETT-PACKARD COMPANY                       WILSON SONSINI GOODRICH & ROSATI
    3000 HANOVER STREET                             PROFESSIONAL CORPORATION
PALO ALTO, CALIFORNIA 94304                            650 PAGE MILL ROAD
                                                  PALO ALTO, CALIFORNIA 94304

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                          RECENT EVENTS: DEREGISTRATION

         The Post-Effective Amendment No. 2 on Form S-8 relates to the Registration Statement on Form S-4 (Registration No. 333-51903) (the "Registration Statement") of Compaq Computer Corporation, a Delaware Corporation ("Compaq"), pertaining to the registration of 179,087,656 shares of Compaq Common Stock, par value $0.01 per share, filed with the Securities and Exchange Commission on May 6, 1998. The Registration Statement was amended by Post-Effective Amendment No. 1 on Form S-8 to Form S-4 with regard to 39,684,711 shares of Compaq Common Stock, which was filed with the Securities and Exchange Commission on June 12, 1998.

         Hewlett-Packard Company, a Delaware corporation ("HP"), Heloise Merger Corporation, a Delaware corporation and wholly-owned subsidiary of HP ("Merger Sub"), and Compaq entered into an Agreement and Plan of Reorganization dated as September 4, 2001 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub would be merged with and into Compaq, Compaq would become a wholly-owned subsidiary of HP, and all outstanding shares of Compaq Common Stock, $0.01 par value per share (and associated Preferred Stock Purchase Rights) would be converted into the right to receive 0.6325 of a share of HP Common Stock, $0.01 par value per share (including associated Preferred Share Purchase Rights) and cash in lieu of any fractional share (these actions are collectively referred to as the "Merger").

         On March 19, 2002, HP held a special meeting of shareowners at which HP shareowners approved the issuance of shares of HP common stock in connection with the Merger. On March 20, 2002, Compaq held a special meeting of shareowners at which Compaq shareowners approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on May 3, 2002 (the "Effective Time").

         As a result of the Merger, Compaq has terminated all offerings of Compaq Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Compaq in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Compaq Common Stock which remain unsold at the termination of the offering, Compaq hereby removes from registration all shares of Compaq Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on May 7, 2002.

                                     COMPAQ COMPUTER CORPORATION





                                     By: /s/ Charles N. Charnas
                                         ----------------------------------
                                          Charles N. Charnas,
                                          Treasurer and Assistant Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons on May 7, 2002 in the capacities indicated.

            SIGNATURE                                          TITLE
-------------------------------------                  ------------------------

/s/ Robert P. Wayman
-------------------------------------
         Robert P. Wayman                                     Director

/s/ Ann O. Baskins
-------------------------------------
          Ann O. Baskins                                      Director

/s/ Charles N. Charnas
-------------------------------------
        Charles N. Charnas                                    Director